                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 31, 2001

                             OAKHURST COMPANY, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                       0-19450                 25-1655321
(State or other jurisdiction   (Commission file number)       (IRS Employer
    of Incorporation)                                       Identification No.)

  2751 Centerville Road Suite 3131
        Wilmington, Delaware                                        19803
(Address of principal executive offices)                          (Zip code)

                                 (817) 416-0717
              (Registrant's telephone number, including area code)


Item 5.  Other Events

On July 31, 2001, Oakhurst Company, Inc., a Delaware corporation (the "Company") filed a Current Report on Form 8-K (the "Oakhurst Initial Report") describing the Company's increase in its investment in Sterling Construction Company ("Sterling") to 80.1%. This Current Report on Form 8-K/A amends the Oakhurst Initial Report by including with this Form 8-K/A the financial statements and pro forma financial information required under Item 7 of Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Business Acquired

                  Sterling Construction Company

                      Financial Statements

                           June 30, 2001 and 2000 (unaudited)

                           September 30, 2000 and 1999

                           September 30, 1998

         (b) Proforma Financial Information

                  Proforma financial information for the year ended February 28, 2001 and the three months ended May 31, 2001 are included herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                  OAKHURST COMPANY, INC.




Date:   October 1, 2001                           By: /s/ Joseph Harper
                                                      -------------------------
                                                      Joseph Harper
                                                      President




Date:   October 1, 2001                           By: /s/ Maarten D. Hemsley
                                                      -------------------------
                                                      Maarten D. Hemsley
                                                      Chief Financial Officer

(a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                                    CONTENTS

                             JUNE 30, 2001 AND 2000

--------------------------------------------------------------------------------


                                                                           PAGE
FINANCIAL STATEMENTS

    Condensed Consolidated Balance Sheet.................................    4

    Condensed Consolidated Statement of Earnings.........................    5

    Condensed Consolidated Statement of Cash Flows.......................    6

    Notes Condensed Consolidated to Financial Statements.................    7

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,
                                   (UNAUDITED)

--------------------------------------------------------------------------------


                                    ASSETS                                           2001              2000
                                                                                 -------------     -------------
Current Assets
    Cash and cash equivalents                                                    $     533,478     $     298,281
    Accounts receivable                                                             18,215,405        10,556,133
    Costs and estimated earnings in excess of billings
       on uncompleted contracts                                                      2,913,247         3,076,682
    Prepaid taxes                                                                      301,365                --
    Refundable deposits                                                                122,356           457,556
                                                                                 -------------     -------------
              Total current assets                                                  22,085,851        14,388,652

Property and equipment, net                                                         16,340,155        13,526,729
Other                                                                                  227,657           125,447
                                                                                 -------------     -------------
                                                                                 $  38,653,663     $  28,040,828
                                                                                 =============     =============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
    Current maturities, long-term debt                                           $     176,188     $      50,004
    Current maturities, subordinated related party notes                               288,000           288,000
    Accounts payable, trade                                                         10,335,823         7,109,717
    Accrued liabilities                                                                763,284         1,260,289
    Billings in excess of costs and estimated earnings on
       uncompleted contracts                                                         4,566,300         1,870,913
    Taxes on income                                                                         --           249,975
    Deferred taxes on income                                                            75,329            82,488
                                                                                 -------------     -------------
              Total current liabilities                                             16,204,924        10,911,386
Long-term debt, less current maturities                                              3,867,718           349,988
Subordinated related party notes, less current maturities                            4,000,000         4,288,000
Deferred taxes on income                                                             1,894,878         1,285,989
                                                                                 -------------     -------------
                                                                                    25,967,520        16,835,363
Stockholders' Equity
    Preferred stock $.01 par value
       Authorized 10,000 shares                                                             --                --
    Common stock, $.01 par value
       Authorized 1,000,000 shares; issued and
          outstanding 650,100 shares                                                     6,501             6,501
    Capital paid in excess of par value                                              6,557,926         6,557,926
    Retained earnings                                                                6,121,716         4,641,038
                                                                                 -------------     -------------
                                                                                    12,686,143        11,205,465
                                                                                 -------------     -------------
                                                                                 $  38,653,663     $  28,040,828
                                                                                 =============     =============



            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                       FOR THE NINE MONTHS ENDED JUNE 30,
                                   (UNAUDITED)

--------------------------------------------------------------------------------


                                                                2001               2000
                                                            -------------     -------------
Contract revenues earned                                    $  59,554,028     $  57,302,439

Cost of revenues earned                                        54,198,572        49,191,955
                                                            -------------     -------------
              Gross profit                                      5,355,456         8,110,484

Administrative and general expenses                             3,079,422         2,618,355
                                                            -------------     -------------
              Operating profit                                  2,276,034         5,492,129

Other expense, principally interest                               512,581           259,501
                                                            -------------     -------------
              Earnings before provision for taxes               1,763,453         5,232,628

Provision for income taxes                                        679,703         2,016,377
                                                            -------------     -------------
              Net earnings                                  $   1,083,750     $   3,216,251
                                                            =============     =============




                  SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE NINE MONTHS ENDED JUNE 30,
                                   (UNAUDITED)

--------------------------------------------------------------------------------

                                                                                        2001                2000
                                                                                    -------------      -------------
Operating Activities
    Net earnings                                                                    $   1,083,750      $   3,216,251
    Adjustments to reconcile net earnings to net cash
       provided by operating activities
          Depreciation and amortization                                                 2,220,732          1,782,442
          Sale of property and equipment                                                   40,152            (30,661)
          Increase in deferred taxes                                                      386,207            308,477
          Changes in assets and liabilities
              (Increase) decrease in accounts receivable                               (4,558,198)         5,402,319
              (Increase) in costs and estimated earnings
                 in excess of billings on uncompleted contracts                        (1,005,485)        (1,108,962)
              Decrease in prepaid taxes                                                   148,607                 --
              Decrease (increase) in refundable deposits                                   14,200           (385,850)
              (Increase) decrease in other assets                                         (80,417)           238,180
              Increase (decrease) in accounts payable                                   3,664,281           (668,785)
              (Decrease) in accrued liabilities                                          (907,447)          (603,062)
              Increase in billings in excess of costs and
                 estimated earnings on uncompleted contracts                            2,455,584            471,876
              (Decrease) in taxes on income                                                    --            (65,586)
                                                                                    -------------      -------------
                Net cash provided by operating activities                               3,461,966          8,556,639

Investing Activities
    Purchases of property and equipment                                                (5,151,319)        (5,371,864)
    Proceeds from sale of property and equipment                                           35,549             84,235
                                                                                    -------------      -------------
                Net cash used in investing activities                                  (5,115,770)        (5,287,629)

Financing Activities
    Dividends and other payments to shareholders                                               --           (304,700)
    Proceeds from long-term debt                                                        1,543,906                 --
    Principal payments on long-term debt                                               (2,891,658)        (5,037,503)
    Principal payments on subordinated related party notes                               (288,000)          (288,000)
                                                                                    -------------      -------------
                Net cash used in financing activities                                  (1,635,752)        (5,630,203)
                                                                                    -------------      -------------
Net decrease in cash and cash equivalents                                              (3,289,556)        (2,361,193)
Cash and cash equivalents, beginning of period                                          3,823,034          2,659,474
                                                                                    -------------      -------------
Cash and cash equivalents, end of period                                            $     533,478      $     298,281
                                                                                    =============      =============

Supplemental cash flow information: Cash paid during the period for:
       Interest paid                                                                $     531,063      $     397,192
                                                                                    =============      =============
       Income taxes                                                                 $     143,362      $   2,270,483
                                                                                    =============      =============



            SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2001 AND 2000
                                   (UNAUDITED)

--------------------------------------------------------------------------------


Note A - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission for interim reports. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and estimated provisions for bonus and profit-sharing arrangements) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended June 30, 2001, are not necessarily indicative of the results that may be expected for the year ended September 30, 2001.

These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

Note B - Subsequent Event

On July 18, 2001, the Oakhurst Company, Inc. ("Oakhurst") acquired additional shares of the Company's outstanding common stock to achieve an 80.1% ownership interest in the Company. The transaction is effective on July 13, 2001. In connection with this transaction, the Company borrowed $6.4 million of which $6 million was advanced to Oakhurst as a subordinated note receivable. The Company also reacquired and terminated all of the 24,700 stock options outstanding at the price of $4.00 per option.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                                    CONTENTS

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


                                                                      PAGE
Report of Independent Certified Public Accountants....................    9

FINANCIAL STATEMENTS

    Balance Sheets....................................................   10

    Statements of Earnings............................................   12

    Statement of Stockholder's Equity.................................   13

    Statements of Cash Flows..........................................   14

    Notes to Financial Statements.....................................   16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS








Board of Directors
Sterling Construction Company

We have audited the accompanying consolidated balance sheets of Sterling Construction Company (a Delaware corporation) and Subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of earnings, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Construction Company and Subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/GRANT THORNTON LLP



Detroit, Michigan
November 16, 2000

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                                 BALANCE SHEETS

                                  SEPTEMBER 30,

--------------------------------------------------------------------------------


                       ASSETS                                         2000              1999
                                                                 -------------     -------------
CURRENT ASSETS
    Cash and cash equivalents (Note A)                           $   3,823,034     $   2,659,474
    Accounts receivable (Note A)
       Contracts
          Current amount due                                         8,901,747        12,072,387
          Retained percent                                           4,130,020         3,877,013
          Accrued billings on completed contracts                      500,920                --
                                                                 -------------     -------------
                                                                    13,532,687        15,949,400
       Other                                                           124,520             9,052
                                                                 -------------     -------------
                                                                    13,657,207        15,958,452
    Costs and estimated earnings in excess of billings
       on uncompleted contracts (Notes A and I)                      1,907,762         1,967,720
    Prepaid taxes (Note A)                                             449,972                --
    Refundable deposits                                                136,556            71,706
                                                                 -------------     -------------
              Total current assets                                  19,974,531        20,657,352




PROPERTY AND EQUIPMENT (NOTES A AND E)
    Construction equipment                                          18,614,936        13,460,934
    Transportation equipment                                         2,472,638         2,170,247
    Furniture and fixtures                                             208,097           180,928
    Building and improvements                                          360,050           289,998
                                                                 -------------     -------------
                                                                    21,655,721        16,102,107
    Less accumulated depreciation                                    8,352,952         6,293,726
                                                                 -------------     -------------
                                                                    13,302,769         9,808,381
    Land                                                               182,500           182,500
                                                                 -------------     -------------
                                                                    13,485,269         9,900,881
OTHER                                                                  147,240           363,627
                                                                 -------------     -------------
                                                                 $  33,607,040     $  31,011,860
                                                                 =============     =============






   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                                  SEPTEMBER 30,

--------------------------------------------------------------------------------


      LIABILITIES AND STOCKHOLDER'S EQUITY                                 2000             1999
                                                                      -------------     -------------
CURRENT LIABILITIES
    Current maturities
       Long-term debt                                                 $      54,171     $      50,004
       Subordinated related party notes                                     576,000           576,000
                                                                      -------------     -------------
                                                                            630,171           626,004
    Accounts payable, trade                                               6,671,542         7,778,502
    Dividends and other payables to shareholders                                 --           304,700
    Accrued liabilities (Note F)                                          1,670,731         1,863,351
    Billings in excess of costs and estimated earnings on
       uncompleted contracts (Notes A and I)                              2,110,716         1,399,037
    Taxes on income (Note A)                                                     --           315,561
    Deferred taxes on income (Notes A and G)                                 29,000            32,000
                                                                      -------------     -------------
              Total current liabilities                                  11,112,160        12,319,155

LONG-TERM DEBT, LESS CURRENT MATURITIES (NOTE E)                          5,337,487         5,387,491

SUBORDINATED RELATED PARTY NOTES, LESS CURRENT
    MATURITIES (NOTE E)                                                   4,000,000         4,288,000

DEFERRED TAXES ON INCOME (NOTES A AND G)                                  1,555,000         1,028,000
                                                                      -------------     -------------
                                                                         22,004,647        23,022,646
STOCKHOLDERS' EQUITY
    Preferred stock $.01 par value
       Authorized 10,000 shares                                                  --                --
    Common stock, $.01 par value
       Authorized 1,000,000 shares; issued and
          outstanding 650,100 shares                                          6,501             6,501
    Capital paid in excess of par value                                   6,557,926         6,557,926
    Retained earnings                                                     5,037,966         1,424,787
                                                                      -------------     -------------
                                                                         11,602,393         7,989,214
                                                                      -------------     -------------
                                                                      $  33,607,040     $  31,011,860
                                                                      =============     =============




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                             STATEMENTS OF EARNINGS

                        FOR THE YEAR ENDED SEPTEMBER 30,

--------------------------------------------------------------------------------


                                                                2000               1999
                                                            -------------     -------------
Contract revenues earned (Note A)                           $  76,045,447     $  63,972,447

Cost of revenues earned (Note A)                               66,343,983        53,836,140
                                                            -------------     -------------
              Gross profit                                      9,701,464        10,136,307

Administrative and general expenses                             3,553,268         3,611,850
                                                            -------------     -------------
              Operating profit                                  6,148,196         6,524,457

Other expense (income)
    Interest                                                      387,136           507,555
    Loss (gain) on sale of property and equipment                   3,881           (33,359)
    Gain on sale of investment                                         --           (46,094)
    Joint venture (Note C)                                             --           (47,783)
                                                            -------------     -------------
                                                                  391,017           380,319
                                                            -------------     -------------
              Earnings before provision for taxes               5,757,179         6,144,138

Provision for income taxes (Notes A and G)
    Current                                                     1,620,000         1,720,000
    Deferred                                                      524,000         1,060,000
                                                            -------------     -------------
                                                                2,144,000         2,780,000
                                                            -------------     -------------
              Net earnings                                  $   3,613,179     $   3,364,138
                                                            =============     =============





   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                        STATEMENT OF STOCKHOLDER'S EQUITY

                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 2000

--------------------------------------------------------------------------------


                                     COMMON
                                      STOCK,            COMMON             PAID-IN         RETAINED
                                      SHARES             STOCK             CAPITAL          EARNINGS             TOTAL
                                   -------------     -------------      -------------     -------------      -------------
Balance, October 1, 1998                   6,084     $      60,840      $   1,615,733     $   4,203,443      $   5,880,016

Sale of stock                                417             4,170            383,753                --            387,923

Corporate reorganization
    (Note B)                             643,599           (58,509)         4,558,440        (4,499,931)                --

Net earnings                                  --                --                 --         3,364,138          3,364,138

Distributions to stockholders                 --                --                 --        (1,642,863)        (1,642,863)
                                   -------------     -------------      -------------     -------------      -------------
Balance September 30,
    1999                                 650,100             6,501          6,557,926         1,424,787          7,989,214

Net earnings                                  --                --                 --         3,613,179          3,613,179
                                   -------------     -------------      -------------     -------------      -------------
Balance, September 30,
    2000                                 650,100     $       6,501      $   6,557,926     $   5,037,966      $  11,602,393
                                   =============     =============      =============     =============      =============



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEAR ENDED SEPTEMBER 30,

--------------------------------------------------------------------------------


                                                                               2000               1999
                                                                           -------------      -------------
OPERATING ACTIVITIES
    Net earnings                                                           $   3,613,179      $   3,364,138
    Adjustments to reconcile net earnings to net cash
       provided by operating activities
          Depreciation and amortization                                        2,324,879          1,769,408
          Sale of property and equipment                                           3,881            (33,359)
          Gain on sale of investment                                                  --            (46,094)
          Income from joint venture                                                   --            (47,783)
          Increase in deferred taxes                                             524,000          1,060,000
          Changes in assets and liabilities
              Decrease (increase) in accounts receivable                       2,301,245         (6,512,062)
              Decrease (increase) in costs and estimated earnings
                 in excess of billings on uncompleted contracts                   59,958           (851,080)
              Increase in prepaid taxes                                         (449,972)                --
              (Increase) decrease in refundable deposits                         (64,850)           212,201
              Decrease (increase) in other assets                                213,887            (50,854)
              (Decrease) increase in accounts payable                         (1,106,960)         2,617,637
              (Decrease) increase in accrued liabilities                        (192,620)         1,344,682
              Increase in billings in excess of costs and
                 estimated earnings on uncompleted contracts                     711,679            455,119
              (Decrease) increase in taxes on income                            (315,561)            81,281
                                                                           -------------      -------------
                Net cash provided by operating activities                      7,622,745          3,363,234

INVESTING ACTIVITIES
    Distributions from joint venture                                                  --            101,415
    Proceeds from sale of marketable securities                                       --             62,436
    Purchases of property and equipment                                       (6,006,157)        (5,220,191)
    Proceeds from sale of property and equipment                                 185,509            331,390
                                                                           -------------      -------------
                Net cash used in investing activities                         (5,820,648)        (4,724,950)

FINANCING ACTIVITIES
    Proceeds from sale of stock                                                       --            387,923
    Principal receipts from notes receivable, stockholders                            --            369,653
    Proceeds subordinated related party notes                                         --          4,000,000
    Principal payments on long-term debt                                         (45,837)          (614,112)
    Principal payments on subordinated related party notes                      (288,000)                --
    Distributions to shareholders                                               (304,700)        (1,338,163)
                                                                           -------------      -------------
                Net cash (used in) provided by financing activities             (638,537)         2,805,301
                                                                           -------------      -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      1,163,560          1,443,585
Cash and cash equivalents, beginning of year                                   2,659,474          1,215,889
                                                                           -------------      -------------
Cash and cash equivalents, end of year                                     $   3,823,034      $   2,659,474
                                                                           =============      =============

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY
                      STATEMENTS OF CASH FLOWS - CONTINUED
                        FOR THE YEAR ENDED SEPTEMBER 30,

--------------------------------------------------------------------------------


                                                                                2000              1999
                                                                             -----------       -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for:
       Interest paid                                                         $   487,906       $   476,663
                                                                             ===========       ===========
       Income taxes                                                           $1,961,253        $1,419,719
                                                                             ===========       ===========




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company is primarily engaged in performing various underground and concrete construction projects in the State of Texas with over 65% of contract revenues earned from the Texas Department of Transportation and metropolitan Houston area units of government. Construction projects are substantially performed under fixed price contracts. The length of the contracts vary but typically are less than one year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Sterling Construction Company, a Delaware corporation and its wholly-owned subsidiary, Sterling Construction Company, a Michigan corporation (collectively referred to as the Company). All significant intercompany balances have been eliminated.

CONSTRUCTION CONTRACTS

Revenues are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract.

Contract costs include all direct material, labor, subcontract, and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, repairs, depreciation, insurance, and payroll taxes. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount is reliably estimated.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property, plant and equipment are as follows:

                        Construction equipment                      5-15 years
                        Transportation equipment                    5
                        Furniture and fixtures                      5
                        Building and improvements                  15-39

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

Deferred income taxes are provided for differences in timing in reporting income for financial statement and tax purposes arising from differences in the methods of accounting for construction contracts and depreciation.

Construction contracts are reported for tax purposes on the modified percentage-of-completion method, and the percentage-of-completion method is used for financial statement reporting. Accelerated depreciation is used for tax reporting, and straight-line depreciation is used for financial statement reporting.

SELF-INSURANCE

The Company is self-insured for employee health claims. Their policy is to accrue the estimated liability for claims through year-end. The Company has obtained reinsurance coverage for the policy period from June 1, 2000 through May 31, 2001 as follows:

         o Specific excess reinsurance coverage for medical and prescription drug claims in excess of $15,000 with a maximum lifetime reimbursable of $985,000.

         o Aggregate reinsurance coverage for medical, dental and prescription drug claims with a plan year maximum of $1,000,000 for claims in excess of approximately $212,000 which is estimated based on the number of employees.

NOTE B - CORPORATE REORGANIZATION

On January 14, 1999, the stockholders exchanged their stock in the Subsidiary for shares of the parent Company. As a result of this exchange, the Subsidiary has become a wholly-owned subsidiary of the parent Company and its only operating asset. This exchange caused the termination of the Subsidiary's election to be taxed as an S Corporation.

Also on that date, in a merger transaction, all of the outstanding shares of stock of the Subsidiary were exchanged for one share of stock of a newly formed subsidiary. The newly-formed subsidiary had no significant assets. The two subsidiaries of the Company were then merged into one company - Sterling Construction Company (the Subsidiary).

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


NOTE B - CORPORATE REORGANIZATION (CONTINUED)

Stockholders of the parent Company, not previously stockholders of the Subsidiary, advanced $4,000,000 to the Subsidiary under 8% Convertible Senior Subordinated Notes due December 31, 2005. The notes are subordinated to all secured debt and all debt subject to written agreements with banks, insurance companies and financial institutions. The notes may be exchanged for shares of common stock of the parent Company at a price of $30.7645 per share. No debt proceeds have been accounted for as attributable to the conversion feature.

NOTE C - JOINT VENTURE

In 1995, the Company formed the BRH-Garver, Inc./Texas-Sterling Construction, Inc. Joint Venture for the purpose of operating and managing an underground construction project in Harris County, Texas. In 1998, the project was completed. Prior to September 30, 1999, substantially all of the assets of the venture were liquidated and distributed to the venture partners.

The equity method of accounting was used to account for the Company's interest in the joint venture. Under the equity method, the original investment was recorded at cost adjusted by the Company's share of undistributed earnings of the joint venture. Accordingly, $47,783 of the joint venture's income for the year ended September 30, 1999 is included in the accompanying statement of earnings.

NOTE D - RELATED PARTY TRANSACTIONS

During the years ended September 30, 2000 and 1999, the Company leased equipment from companies in which certain of its parent company's stockholders have an ownership interest. In connection therewith, the Company incurred equipment rental charges of approximately $200,000 and $500,000, respectively.

NOTE E - LONG-TERM DEBT AND RELATED PARTY NOTES

Long-term debt and subordinated related party debt consist of the following obligations as of September 30:


                                                                               2000             1999
                                                                           -----------     -------------
Note payable, mortgage, payable in monthly installments of
$4,167 plus interest at the rate of 9.3% per annum, and
secured by building and improvements.                                      $   391,658     $     437,495


Note payable, bank, bears interest at a rate indexed to prime
(total rate of 9.5% at September 30, 2000) and matures
March 1, 2002, is secured by all property and equipment and is subject to, among other things, the maintenance of certain
financial covenants.                                                         5,000,000         5,000,000

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                           SEPTEMBER 30, 2000 AND 1999



--------------------------------------------------------------------------------

NOTE E - LONG-TERM DEBT AND RELATED PARTY NOTES (CONTINUED)

Convertible senior subordinated notes payable due to certain stockholders bearing interest at the rate of 8% per annum,
maturing December 31, 2005. The notes are subordinated to all secured debt and all debt subject to written agreements with banks, insurance companies and financial institutions. The
notes may be exchanged for shares of common stock at a price of $30.7645 per share. Interest expense of $320,000 and
$223,000 was charged to earnings for the years ending
September 30, 2000 and 1999, respectively.                                     4,000,000         4,000,000

Notes payable to stockholders bear interest at the rate of
prime plus 2% (effective rate of 11.5% at September 30, 2000), mature September 30, 2001 and are subject to the subordination agreement of the note payable, bank which allows for principal and interest payments providing the Company is in compliance with the covenants. Interest expense of $74,639 and $85,376
was charged to earnings for the years ending September 30,
2000 and 1999, respectively.                                                     576,000           864,000
                                                                               ---------        ----------
                                                                               9,967,658        10,301,495
Less current portion                                                             630,171           626,004
                                                                               ---------        ----------
                                                                             $ 9,337,487      $  9,675,491
                                                                             ===========      ============

The following are principal payments due for the years ending September 30:


                                                  LONG-        SUBORDINATED
                                                  TERM           RELATED
                                                  DEBT          PARTY DEBT           TOTAL
                                             -------------     -------------     -------------
      2002                                   $   5,050,004     $          --     $   5,050,004
      2003                                         287,483                --           287,483
      2004                                              --                --                --
      2005                                              --         4,000,000         4,000,000
Thereafter                                              --                --                --
                                             -------------     -------------     -------------
Total                                        $   5,337,487     $   4,000,000     $   9,337,487
                                             =============     =============     =============



NOTE F - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                  2000               1999
                              -------------     -------------
Accrued job costs             $          --     $     165,413
Payroll and taxes                 1,186,555         1,409,630
Interest                             69,176            88,308
Profit sharing                      225,000           200,000
State corporate tax                 190,000                --
                              -------------     -------------
                              $   1,670,731     $   1,863,351
                              =============     =============

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


NOTE G - INCOME TAXES

The income tax provision consists of the following:

                                                                  2000              1999
                                                             -------------     -------------
Current federal income taxes                                 $   1,430,000     $   1,500,000
Deferred federal income taxes                                      465,000           941,000
Current state income taxes                                         190,000           220,000
Deferred state income taxes                                         59,000           119,000
                                                             -------------     -------------
                                                             $   2,144,000     $   2,780,000
                                                             =============     =============

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at September 30 are as follows:


                                                                  2000             1999
                                                             -------------     -------------
Depreciation                                                 $   1,555,000     $   1,028,000
Contracts                                                           29,000            32,000
                                                             -------------     -------------
                                                             $   1,584,000     $   1,060,000
                                                             =============     =============

A reconciliation of the provision for income taxes is as follows:

                                                                 2000               1999
                                                             -------------      -------------
 Expected expense at the statutory rate of 34%               $   1,957,000      $   2,087,000
 Permanent differences - expenses recognized
     for book not tax                                               32,000                 --
 State income taxes, net of federal income tax                     165,000            272,000
 Federal income taxes attributable to earnings
     while an S-Corporation                                             --           (243,000)
 Deferred federal income tax liability recorded
     on temporary differences arising while an
     S-Corporation                                                      --            664,000
 Other                                                             (10,000)                --
                                                             -------------      -------------
                                                             $   2,144,000      $   2,780,000
                                                             =============      =============

NOTE H - EMPLOYEE BENEFIT PLANS

The Company has a defined contribution profit sharing plan for substantially all employees. The Company's contribution is determined at the discretion of its Board of Directors subject to certain limitations. A contribution of $227,701 and $200,000 has been charged against earnings for the years ended September 30, 2000 and 1999, respectively.

                  STERLING CONSTRUCTION COMPANY AND SUBSIDIARY

                           SEPTEMBER 30, 2000 AND 1999

--------------------------------------------------------------------------------


NOTE H - EMPLOYEE BENEFIT PLANS (CONTINUED)

During the year ended September 30, 1999, the Company adopted a stock option plan which allows the Company to grant options to employees for up to 41,100 shares of common stock. The options have a term of no more than ten years from the date of grant. The options vest on the anniversary date after grant as follows:

                         ANNIVERSARY                  VESTED
                            DATE                    PERCENTAGE
                         ----------                 ----------
                           Year 1                      30%
                           Year 2                      60
                           Year 3                     100

The exercise price of each option is determined by the Board, provided however, that such exercise price is not less than 100% of the fair market value per share of the common stock at the date of the grant, as determined by the Board. During the year ended September 30, 1999, no options had been granted under the plan. During the year ended September 30, 2000, options for 24,700 shares were granted at an exercise price of $36 per share pursuant to this plan. There were no options outstanding at the beginning of the year 2000 and there were no exercises or forfeitures during 2000.

Had compensation cost for the plan been determined based on the fair value of all the options at the grant date consistent with statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), the Company would have reported pro forma net earnings of $3,510,579 for the year ended September 30, 2000. For purposes of pro forma disclosure, the estimated fair value of the stock options are amortized to expense over the options' vesting period. The fair value of these stock options was estimated at the date of grant using the minimum value method.

NOTE I - COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

Costs and billings on uncompleted contracts consist of the following at September 30:

                                                                                    2000               1999
                                                                                -------------      -------------
Costs incurred and estimated revenue on uncompleted
    contracts                                                                   $  50,956,737      $  44,198,957
Billings on uncompleted contracts                                                  51,159,691         43,630,274
                                                                                -------------      -------------
                                                                                $    (202,954)     $     568,683
                                                                                =============      =============
Included in accompanying balance sheets under the following captions:
       Costs in excess of billings on uncompleted contracts                     $   1,907,762      $   1,967,720
       Billings in excess of costs on uncompleted contracts                         2,110,716          1,399,037
                                                                                -------------      -------------
                                                                                $    (202,954)     $     568,683
                                                                                =============      =============

                          STERLING CONSTRUCTION COMPANY

                                    CONTENTS

                               September 30, 1998


                                   ----------






                                                                     Pages
                                                                     -----
Independent Auditor's Report                                           23

Financial Statements:
     Balance Sheet                                                     24
     Statement of Income                                               26
     Statement of Stockholders' Equity                                 27
     Statement of Cash Flows                                           28
     Notes to Financial Statements                                     30

To the Board of Directors and Stockholders of

       Sterling Construction Company:

    INDEPENDENT AUDITOR'S REPORT

              We have audited the accompanying Balance Sheet of Sterling Construction Company as of September 30, 1998, and the related Statements of Income, Stockholders' Equity, and Cash Flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sterling Construction Company as of September 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ R.W. FRICKEL COMPANY, P.C.


Troy, Michigan
November 6, 1998

                          STERLING CONSTRUCTION COMPANY
                     BALANCE SHEET, as of September 30, 1998

                                   ----------

                                     ASSETS


Current assets:

 Cash and cash equivalents (Note A)                                             $   1,215,889
 Marketable securities, at cost
    (market value $58,810)                                                             16,342
 Accounts receivable:
    Contracts:
      Current amount due                                     $   5,509,329
      Retained percent                                           2,759,499
      Work completed, not billed                                 1,122,883
                                                             -------------
                                                                 9,391,711
    Accrued interest                                                33,411
    Employees                                                       21,268
                                                             -------------
                                                                                    9,446,390
 Costs and estimated earnings in excess of
    billings on uncompleted contracts (Note A)                                      1,116,640
 Investment in joint venture (Note B)                                                  53,632
 Refundable deposits                                                                  283,907
                                                                                -------------

         Total current assets                                                      12,132,800

Cash value of life insurance (Note C)                                                 290,690

Property and equipment (Notes A, E, F, G, and H):
 Construction equipment                                          9,776,013
 Transportation equipment                                        1,342,209
 Furniture and fixtures                                            133,149
 Building and improvements                                         289,998
                                                             -------------
                                                                11,541,369
 Less accumulated depreciation                                   4,888,239
                                                             -------------
                                                                 6,653,130
 Land                                                              182,500
                                                             -------------
                                                                                    6,835,630

License, less accumulated
 amortization of $10,417                                                               24,583
                                                                                -------------
         Total assets                                                           $  19,283,703
                                                                                =============



         The accompanying notes are a part of the financial statements.

                                  LIABILITIES

Current liabilities:

  Note payable, mortgage                                                        $      50,004
  Note payable, affiliated company                                                    192,688
  Notes payable, stockholders                                                         288,000
  Accounts payable:
   Trade                                                       $   5,066,137
   Stockholders                                                       26,876
                                                               -------------
                                                                                    5,093,013
  Accrued expenses (Note D)                                                           752,949
  Obligations under capital leases (Note E)                                           388,183
  Billings in excess of costs and estimated
   earnings on uncompleted contracts (Note A)                                         943,918
                                                                                -------------

             Total current liabilities                                              7,708,755

Note payable, bank (Notes F and J)                                                  5,000,000
Note payable, mortgage (Notes G and J)                               487,499
  Less current portion                                                50,004
                                                               -------------
                                                                                      437,495
Note payable, affiliated company (Notes H and J)                     243,777
  Less current portion                                               192,688
                                                               -------------
                                                                                       51,089
Notes payable, stockholders (Notes I and J)                          864,000
  Less current portion                                               288,000
                                                               -------------
                                                                                      576,000

             Total liabilities                                                     13,773,339

                              STOCKHOLDERS' EQUITY

Common stock, $10 par value:
  Authorized 10,000  shares
  Issued and outstanding 6,084  shares                                60,840

Paid-in capital                                                    1,615,733
Notes receivable, stockholders (Note K)                             (369,652)
Retained earnings                                                  4,203,443
                                                               -------------

               Total stockholders' equity                                           5,510,364
                                                                                -------------

               Total liabilities and stockholders' equity                       $  19,283,703
                                                                                =============

                               STATEMENT OF INCOME

                      for the year ended September 30, 1998

                                  ------------



Contract revenues earned                                         $  49,718,010

Cost of revenues earned                                             43,722,571
                                                                 -------------

          Gross profit                                               5,995,439

Administrative and general expenses                                  4,257,083
                                                                 -------------

          Operating income                                           1,738,356

Other expense (income):
       Interest - net                        $     426,002
       Joint venture (Note B)                       29,001
       Sale of property and equipment              (68,988)
                                             -------------
                                                                       386,015

          Net income                                             $   1,352,341
                                                                 =============












         The accompanying notes are a part of the financial statements.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                      for the year ended September 30, 1998

                                  ------------


                                           Common
                                            stock,                              Notes
                                           $10 par           Paid-in          receivable,        Retained
                                            value            Capital         stockholders         Earnings           Total
                                        -------------     -------------     -------------      -------------     -------------
Balance,
 October 1, 1997                        $      55,800     $   1,208,224     $    (258,284)     $   2,851,102     $   3,856,842

Sale of 504 shares of
 common stock                                   5,040           407,509          (412,549)                                  --

Principal receipts from
 notes receivable,
 Stockholders                                                                     301,181                              301,181

Net income                                                                                         1,352,341         1,352,341
                                        -------------     -------------     -------------      -------------     -------------

Balance,
 September 30, 1998                     $      60,840     $   1,615,733     $    (369,652)     $   4,203,443     $   5,510,364
                                        =============     =============     =============      =============     =============










         The accompanying notes are a part of the financial statements.

                             STATEMENT OF CASH FLOWS

                      for the year ended September 30, 1998

                                  ------------


Operating activities:
 Net income                                                                                    $   1,352,341
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                                      $   1,269,817
   Gain on sale of property and equipment                                   (68,988)
   Income from joint venture                                                 29,001
   Change in assets and liabilities:
    Increase in marketable securities                                        (3,520)
    Increase in accounts receivable                                        (193,071)
    Decrease in costs and estimated earnings
     in excess of billings on uncompleted
     Contracts                                                              310,313
    Decrease in refundable deposits                                         181,570
    Increase in cash value of life insurance                                 (3,691)
    Decrease in accounts payable                                         (1,944,140)
    Decrease in accrued expenses                                           (165,034)
    Increase in billings in excess of costs
     and estimated earnings on uncompleted
     Contracts                                                              279,315
                                                                      -------------

     Total adjustments                                                                              (308,428)
                                                                                                -------------
     Net cash provided by operating activities                                                     1,043,913

Investing activities:
 Distributions from joint venture                                           275,000
 Purchases of property and equipment                                     (3,028,140)
 Proceeds from sale of property and equipment                               278,489
                                                                      -------------
     Net cash used in investing activities                                                        (2,474,651)

Financing activities:
 Principal receipts from notes receivable, stockholders                     301,181
 Proceeds from note payable, bank                                         1,000,000
 Proceeds from note payable, mortgage                                       500,000
 Proceeds from note payable, affiliated company                             391,203
 Principal payments on capital lease obligations                            (42,437)
 Principal payments on note payable, mortgage                               (12,501)
 Principal payments on note payable, affiliated company                    (147,426)
 Principal payments on notes payable, stockholders                         (288,000)
                                                                      -------------
     Net cash provided by financing activities                                                     1,702,020
                                                                                               -------------


         The accompanying notes are a part of the financial statements.

                       STATEMENT OF CASH FLOWS (continued)

                      for the year ended September 30, 1998

                                  ------------


Net increase in cash and cash equivalents                   $     271,282

Cash and cash equivalents, October 1, 1997                        944,607
                                                            -------------

Cash and cash equivalents, September 30, 1998               $   1,215,889
                                                            =============

Cash paid during the year for interest                      $     453,361
                                                            =============




Supplemental schedule of noncash investing and financing activities:

                  Property and equipment acquired under capital lease obligations in the amount of $ 430,620.

                  Common stock issued for notes receivable in the amount of $412,549.





         The accompanying notes are a part of the financial statements.

                          NOTES TO FINANCIAL STATEMENTS

                      for the year ended September 30, 1998

                                   ----------


NOTE A: Summary of significant accounting policies:

                Nature of operations - The Company is primarily engaged in performing various underground and concrete construction projects in the State of Texas with approximately 73% of contract revenues earned from the City of Houston, City of Fort Worth, and metropolitan Huston area units of government. Construction projects are substantially performed under fixed-price contracts. The length of the contracts varies but typically is less than one year.

                Use of estimates - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

                Construction contracts - Revenues are recognized on the
                   percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs of each contract.

                   Contract costs include all direct material, labor, subcontract, and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, repairs, depreciation, insurance, and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount is reliably estimated.

                   The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

                Cash and cash equivalents - The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

                Property and equipment - Property and equipment are stated at cost. The provision for depreciation for the year was computed principally on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment are as follows:

                        Construction equipment                      5-15 years
                        Transportation equipment                       5 years
                        Furniture and fixtures                         5 years
                        Building and improvements                  15-39 years

                      for the year ended September 30, 1998

                                   ----------


          Income taxes - The Company with the consent of its shareholders, has elected to be taxed as an S corporation. Under S corporation regulations, the shareholders are liable for the income taxes on their proportionate share of the Company's taxable income.


NOTE B:   On July 20, 1995, the Company formed the BRH-Garver,
               Inc./Texas-Sterling Construction, Inc. Joint Venture for the purpose of operating and managing an underground construction project in Harris County, Texas. The equity method of accounting is used to account for the Company's interest in the Joint Venture. Under the equity method, the original investment is recorded at cost adjusted by the Company's share of undistributed earnings or losses in the Joint Venture.

               Sterling Construction Company has a 50% participation percentage in the profits, losses, and indemnity of the Joint Venture. Accordingly, $29,001 of the Joint Venture's loss for the year ended September 30, 1998 is included in the accompanying financial statements.


NOTE C:   The stockholders and the Company have a stock redemption agreement which provides for a program for the purchase of the stock of the Company owned by any stockholder who may terminate their employment, become disabled, retire, or die and restricts transfer of stock during a stockholder's lifetime. In connection therewith, the Company is the beneficiary of life insurance on the lives of certain Company stockholders in the amount of $6,850,000.


NOTE D: Accrued expenses in the amount of $752,949 are comprised of the following:

Payroll and payroll taxes               $  577,035
Interest                                    24,006
Profit sharing                             100,000
State taxes payable                         51,908
                                        ----------

     Total                              $  752,949
                                        ==========


NOTE E:   The Company leases certain construction equipment under leases classified as capital leases. Assets recorded under capital leases are included in property and equipment and are summarized as follows:


Construction equipment                  $  430,620
Less accumulated depreciation               32,292
                                        ----------

Assets under capital leases (net)       $  398,328
                                        ==========

                      for the year ended September 30, 1998

                                   ----------


                  The following is a schedule showing the future minimum lease payments under capital leases and the present value of the minimum lease payments as of September 30, 1998.

                       Year ending September 30, 1999                 $  401,339
                       Less amount representing interest                  13,156
                                                                      ----------

                       Present value of minimum lease payments        $  368,183
                                                                      ==========


NOTE F:   Note payable, bank in the amount of $5,000,000 bears interest a rate indexed to prime per annum and matures March 1, 2001. The note is secured by all property and equipment and is subject to a loan agreement which provides, among other things, a number of covenants relating to the maintenance of the Company's financial condition, which the Company is in compliance with as of September 30, 1998.


NOTE G    Note payable, mortgage in the amount of $487,499 is payable in monthly installments of $4,167 plus interest at the rate of 9.3% per annum and is secured by a first lien Deed of Trust upon the Company's shop facility.


NOTE H:   Note payable, affiliated company in the amount of $243,777 is payable to Woodlands Equipment Company, a company owned by certain of the Company's stockholders. The note is payable in monthly installments of $17,300 including interest at the rate of 9.5% per annum and is secured by property and equipment having a cost of $391,203.

               During the year ended September 30, 1998, the Company leased equipment and a maintenance facility from companies in which certain of its stockholders have a financial interest. In connection therewith, the Company incurred equipment rental charges from Woodlands Equipment Company and Spring Equipment Co., Inc. in the amounts of $295,558 and $280,000, respectively, and rental charges from Sterling Properties in the amount of $7,000 for maintenance facilities.


NOTE I:   Notes payable, stockholders in the amount of $864,000 bear interest at the rate of prime plus 2% per annum, are unsecured, and mature September 30, 2001. The notes are subordinated to Comerica Bank - Texas. The subordination agreement allows payment of principal and interest on the above notes if the Company is in compliance with it's loan agreement referred to in Note F.

               Interest expense pertaining to notes payable, stockholders in the amount of $156,483 has been charged against earnings for the year ended September 30, 1998.

                      for the year ended September 30, 1998

                                   ----------

NOTE J:   Scheduled maturities of long-term debt in years after September 30,
               1998 are as follows:

                               1999                     $    530,692
                               2000                          389,093
                               2001                        5,338,004
                               2002                           50,004
                               2003                          287,483
                                                        ------------

                                    Total               $  6,595,276
                                                        ============

NOTE K:   Notes receivable, stockholders in the amount of $369,652 are summarized as follows:

               Notes in the amount of $101,466 bearing interest at the rate of 6.25% per annum, secured by 459 shares of the Company's stock and maturing October 1, 2001.

               Notes in the amount of $268,186 bearing interest at the rate of 6.50% per annum, secured by 504 shares of the Company's stock and maturing October 1, 2002.

NOTE L:   The Company has a defined contribution profit sharing plan for substantially all employees. The Company's contribution is determined at the discretion of its Board of Directors subject to certain limitations. A contribution of $100,000 has been charged against earnings for the year ended September 30, 1998.

NOTE M:   Costs and estimated earnings on uncompleted contracts:


              Costs incurred on uncompleted contracts                           $  32,413,452
              Estimated earnings                                                    4,387,875
                                                                                -------------
                                                                                   36,801,327

              Less:  Billings to date                                              36,628,605
                                                                                -------------

                                                                                $     172,722
                                                                                =============
              Included in accompanying balance sheet under the following captions:

                 Costs and estimated earnings in excess
                   of billings on uncompleted contracts                           $  1,116,640

                 Billings in excess of costs and estimated
                   earnings on uncompleted contracts                                 (943,918)
                                                                                -------------

                                                                                $     172,722
                                                                                =============

         (b) Pro Forma Financial Information

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following table presents the unaudited pro forma consolidated balance sheet at May 31, 2001 and income statement for the year ended February 28, 2001 and the three months ended May 31, 2001 of Oakhurst Company, Inc. ("Oakhurst" or the "Company"). The unaudited pro forma consolidated financial data presented below has been derived from the historical financial statements of the Company, and those of Sterling Construction Company ("Sterling") in which the Company increased its investment to 80.1% in July 2001 (the "Sterling Transaction"). The financial statements of Sterling represent the quarter ended June 30, 2001 and the year ended March 31, 2001. The unaudited pro forma consolidated financial data has been prepared for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition would actually have been had the transactions described below in fact occurred as of the dates specified. In addition, the unaudited pro forma consolidated financial data does not purport to project the Company's results of operations or financial condition as of any date or for any future period.

         The unaudited pro forma consolidated balance sheet as of May 31, 2001 gives effect to the Sterling Transaction as if it was consummated as of the balance sheet date.

         The unaudited pro forma consolidated income statement for the three months ended May 31, 2001 gives pro forma effect to the Sterling Transaction as if it had been consummated on March 1, 2001. The unaudited pro forma consolidated income statement for the fiscal year ended February 28, 2001 gives pro forma effect to the Sterling Transaction as if it had been consummated on March 1, 2000.

         The Sterling Transaction will be accounted for under the purchase method of accounting. Under purchase accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the purchase price and useful lives assigned to assets acquired and other adjustments made in the unaudited pro forma consolidated financial data are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Consequently, the final amounts allocated and the related useful lives could differ from those reflected in the unaudited pro forma consolidated financial data.

         The unaudited pro forma consolidated financial data should be read in conjunction with the separate historical financial statements of Sterling included in this 8-K/A, the historical consolidated financial statements of Oakhurst Company, Inc. and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's filing on Form 10-K for the year ended February 28, 2001.

                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  May 31, 2001
                             (Dollars in thousands)


                                                                             Proforma
                                                  Oakhurst      Sterling    adjustments     Proforma
                                                  --------      --------    -----------     --------
ASSETS:
Cash and cash equivalents                         $     65      $    533                    $    598
Accounts receivable, less allowance of $191          3,256                                     3,256
Contract accounts receivable                                      18,215                      18,215
Inventories                                          4,471                                     4,471
Costs and estimated earnings in excess of                          2,913                       2,913
billings
Deferred tax asset, short term                                                   1,925 (2)     1,925
Other current assets                                   209           425                         634
                                                  --------      --------                    --------
     Total current assets                            8,001        22,086                      32,012

Property and equipment, net                            365        16,340         1,800 (2)    18,505

Investment in New Heights                            3,251                      (3,251)(1)
Investment in Sterling                               2,745                      (2,745)(2)        --
Note receivable-Sterling                             1,330                      (1,330)(2)        --
Goodwill, net                                          133                       5,675 (2)     5,808
Deferred tax asset, long term                                                    2,105 (2)     2,105
Other assets                                            27           228            --           255
                                                  --------      --------      --------      --------
     Total assets                                 $ 15,852      $ 38,654      $  4,179      $ 58,685
                                                  ========      ========      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                  $  5,151      $ 10,336                    $ 15,487
Accrued expenses                                       522           764           374 (2)     1,660
Billings in excess of costs and est. earnings                      4,566                       4,566
Current maturities of long-term obligations             79           464                         543
Current maturities of long-term obligations,
related parties                                     13,597                     (11,589)(1,2)   2,008
Deferred tax liability-short term                                     75           (75)(2)        --
Accrued interest                                     3,634            --        (3,634)(1,2)      --
                                                  --------      --------                    --------
     Total current liabilities                      22,983        16,205                      24,264

Long-term debt                                       4,054         3,868         4,900 (2)    12,822
Long-term debt, related parties                      1,000                       6,485 (1,2)   7,485
Subordinated debt                                                  4,000                       4,000
Other long-term obligations                            149                                       149
Deferred income tax                                                1,895        (1,895)(2)        --
Accrued put liability                                                            4,361 (2)     4,361
Minority interest                                       --            --         2,127 (2)     2,127
                                                  --------      --------                    --------
     Total liabilities                              28,186        25,968                      55,208

Common stock                                            49             7            (7)(2)        49
Additional paid in capital                          47,204         6,558        13,798 (1,2)  67,560
(Deficit)/Retained earnings                        (59,586)        6,121       (10,666)(2)   (64,131)
Treasury stock, at cost                                 (1)           --            --            (1)
                                                  --------      --------      --------      --------
     Total stockholders' equity                    (12,334)       12,686                       3,477

Total liabilities and stockholders' equity        $ 15,852      $ 38,654      $  4,179      $ 58,685
                                                  ========      ========      ========      ========



The accompanying notes are an integral part of this pro forma consolidated balance sheet.

                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         Three months ended May 31, 2001
                  (Dollars in thousands, except per share data)


                                                                                   Proforma
                                                     Oakhurst         Sterling    adjustments          Proforma
                                                   -----------      -----------   -----------         -----------
Contract revenues                                                   $    23,161                       $    23,161
Net sales                                                5,719                                              5,719
Other income                                                41               --           (27)(3)              14
                                                   -----------      -----------   -----------         -----------
     Total revenue                                 $     5,760      $    23,161   $       (27)        $    28,894
                                                   ===========      ===========   ===========         ===========

Cost of contract revenues                                                21,546                            21,546
Cost of goods sold                                       4,705            4,705
Operating, selling and administrative expenses           1,068            1,127           134 (4,5)         2,321
Interest expense                                           730              167           (79)(3,5,6)         818
                                                   -----------      -----------   -----------         -----------
(Loss)/income from operations before equity
investment, taxes and minority interest                   (743)             321           (82)               (504)
Loss from equity investment                               (922)                           922 (5)              --
Income tax expense (benefit)                                 3              124          (329)(7)            (202)
Minority interest expense                                   --               --             7 (8)               7
                                                   -----------      -----------   -----------         -----------
Net (loss)/income                                  $    (1,668)     $       197         1,162         $      (309)
                                                   ===========      ===========   ===========         ===========

Net loss per share - basic and diluted             $     (0.34)                                       $     (0.06)
                                                   ===========                                        ===========

Weighted average shares outstanding                  4,943,018                                          4,943,018
                                                   ===========                                        ===========





















The accompanying notes are an integral part of this pro forma consolidated income statement.

                     OAKHURST COMPANY, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Fiscal year ended February 28, 2001
                  (Dollars in thousands, except per share data)


                                                                                      Proforma
                                                     Oakhurst         Sterling       adjustments                Proforma
                                                   -----------      -----------      -----------              -----------
Contract revenues                                                   $    72,569                               $    72,569
Net sales                                               20,694                                                     20,694
Other income                                               565               --             (106)(3)                  459
                                                   -----------      -----------      -----------              -----------
     Total revenue                                 $    21,259      $    72,569      $      (106)             $    93,721
                                                   ===========      ===========      ===========              ===========

Cost of contract revenues                                                65,202                                    65,202
Cost of goods sold                                      16,538                                                     16,538
Operating, selling and administrative expenses           4,469            3,732              545 (4,5)              8,746
Loss on equipment disposal                                                   56                                        56
Interest expense                                         2,688              499             (194)(3,5,6)            2,993
                                                   -----------      -----------      -----------              -----------
(Loss)/income from operations before equity
investment, taxes and minority interest                 (2,436)           3,080             (458)                     186
Loss from equity investment                             (4,817)                            4,817 (5)                   --
Income tax expense (benefit)                                27            1,163           (1,116)(8)                   74
Minority interest expense                                                                    253 (7)                  253
                                                                                     -----------              -----------
Net (loss)/income                                  $    (7,280)     $     1,917            5,222              $      (141)
                                                   ===========      ===========      ===========              ===========

Net loss per share - basic and diluted             $     (1.47)                                               $     (0.03)
                                                   ===========                                                ===========

Weighted average shares outstanding                  4,943,018                                                  4,943,018
                                                   ===========                                                ===========



The accompanying notes are an integral part of this pro forma consolidated income statement.

                    OAKHURST COMPANY, INC. AND SUBSIDIARIES

                Notes to Unaudited Proforma Financial Statements

1. In April 2001, the Company entered into certain agreements (the "Unwinding Agreements") with Casella Waste Systems, Inc. and KTI, Inc. ("KTI") which provided for the transfer to KTI of the equity interest of the Company's subsidiary, Oakhurst Technology, Inc. ("OTI") in New Heights Recovery and Power, LLC ("New Heights") in return for Oakhurst common stock held by KTI, cancellation of the KTI Loan and accrued interest thereon, except for $1 million, and the issuance to KTI of Oakhurst warrants. These agreements were finalized in July 2001. The net effect of the Unwinding Agreements is as follows:

             Cancellation of debt and accrued interest          $ 16,744
             Purchase of common stock into treasury                1,298
             Transfer of equity interest in New Heights           (3,251)
             Issuance of new 4-year note at 12%, net of the
                unamortized fair value of the warrants              (951)

2. Amounts represent the net effect of the increase in Oakhurst's investment in Sterling to 80.1% and reflects the purchase price for Sterling stock:


Cash                                     $  9,888
Sale of common stock                          843
Subordinated notes                          2,430
Forgiveness of note receivable              1,330
Issuance of warrants                           64
"Put" option liability                      4,361
Acquisition costs                             374
                                         --------
                                           19,290
Previous investment in Sterling             2,745
                                         --------
                                         $ 22,035
                                         ========

Assets acquired                          $ 38,654
Liabilities assumed                       (27,967)
Increase in property and
equipment related to fair value             1,800
Deferred taxes                              6,000
Minority interest liability                (2,127)
Goodwill                                    5,675
                                         --------
                                         $ 22,035
                                         ========

         Funding for the cash portion of the Sterling Transaction was provided principally through borrowings by Sterling under its bank revolving credit, and by the Company through the issuance of notes and sale of common stock, as follows:

Revolving line of credit                 $  4,900
Subordinated note                           2,580
Short-term note payable                     1,500
Sale of common stock                          908
                                         --------
                                         $  9,888
                                         ========

3.   Amount represents the elimination of intercompany interest.

4. Amount represents the depreciation and amortization adjustment for the assets acquired.

5.   Reflects the Unwinding Agreements related to the disposition of New
     Heights.

6. Amount represents the increased interest expense due on the acquisition debt.

7. Amount represents the minority interest expense on the remaining 19.9% of Sterling not acquired in the transaction.

8.   Amount represents the tax effect at 40% on the proforma results.